Updated as of August 23, 2021

SCHEDULE A

JAMES ALPHA FUNDS TRUST
FUNDS AND CLASSES THEREOF

FUND	CLASSES OF EACH FUND
Easterly Global Macro Fund	Class I / Class R6
Easterly Global Real Estate Fund	Class A / Class C / Class I / Class R6
Easterly Multi Strategy Alternative Income Fund	Class A / Class C / Class I / Class R6
Easterly Hedged Equity Fund	Class A / Class C / Class I / Class R6
Easterly Hedged High Income Fund	Class A / Class C / Class I / Class R6
Easterly Total Hedge Portfolio	Class I / Class R6
Easterly EHS Fund	Class I / Class R6
Easterly Structured Credit Value Fund	Class A / Class C / Class I / Class R6
Easterly Snow Long/Short Opportunity Fund	Class A / Class C / Class I / Class R6
Easterly Snow Small Cap Value Fund	Class A / Class C / Class I / Class R6

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